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                                                                    EXHIBIT 23.2


Our report on the consolidated financial statements of Corel Corporation has been incorporated by reference in this Form 10-K from page 45 of the 1999 Annual Report to Shareholders of Corel Corporation. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page 23 of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.






PricewaterhouseCoopers LLP                                   Ottawa, Canada
Chartered Accountants                                       January 18, 2000


                                     F-66